Continental Airlines' Quarterly Update
Year-over-Year Percentage Change
ASMs 2002 (Quarterly)	1st(E)	2nd(E)	Full Year(E)
Domestic Latin America Europe Pacific System Continental Express	(12)% (8)% (17)% (12)% (13)% 3%	(13)% (4)% (7)% (13)% (11)% 2%	(6)% 8%
2002 Estimate
Load Factor	1st Qtr.(E)	Full Year(E)
Continental Continental Express	70 - 71% 55 - 56%	75 - 76% 65 - 66%
2002 Estimated Year-over-Year Change
Jet Operating Statistics	1st Qtr.(E)	Full Year(E)
CASM CASM Holding Fuel Price Constant Fuel Gallons Consumed Fuel Price (excluding fuel taxes)	1 - 2% 5% (18) - (17)% 60 - 63 cents	3 - 4% 5% (8) - (7)% 65 - 67 cents

2002 Estimated Amounts
Financial	1stQtr.(E)	Full Year(E)
Aircraft Rent Net Interest Expense Dividends on Preferred Stock of Trust	$235 Million $70 Million $2.4 Million	$950 Million $290 Million $9.6 Million

EPS Estimated Share Count

Share count used for calculating basic and diluted earnings per share at different income levels for first quarter and full year 2002 are as follows:

First Quarter 2002 (Millions)

Quarterly	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback
Over $33.3 Under $33.3	63.3 63.3	67.5 63.3	$2.2 --

Full Year 2002 (Millions)

Year-to-date	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback
Over $131.4 Under $131.4	63.7 63.7	67.9 63.7	$8.6 --

These share count charts are based upon several assumptions including market stock price and number of shares outstanding. The number of shares used in the actual EPS calculation will likely be different from those set forth above.